EXHIBIT 2

                               PURCHASE AGREEMENT

         THIS PURCHASE AGREEMENT (together with all schedules, exhibits and all ancillary agreements contemplated herein, hereinafter referred to as this "Agreement"), is entered into as of September 8, 2004 by and between American Oriental Bioengineering, Inc., a Nevada corporation ("AOBO" or the "Company"), and the Government of Heilongjiang Province of China ("Owner") and Heilongjiang Songhuajiang Pharmaceutical Limited, a limited liability corporation organized and existing in China ("HSPL"). Hereinafter, AOBO HSPL and the Owner are each referred to individually as a "Party" and collectively as "Parties".

                                    RECITALS

         A. AOBO considers the acquisition of HSPL to be of great importance to AOBO's expansion, and thus in the best interests of AOBO and its shareholders.

         B. HSPL maintains title to certain assets, including, but not limited to: (i) plant buildings, (ii) manufacturing equipment, (iii) land and land use rights, (iv) the right to produce products arising from the operation of HSPL,
(v) the ownership rights to any intellectual property and patent owned by HSPL as well as those arising from the operations of HSPL, and (vi) all raw material, manufacturing in process, finished goods, customer list and sales and distribution contracts before the closing of the transaction stipulated in this Agreement.

         C. AOBO desires to purchase 100% ownership interest of HSPL from the Owner with the terms and conditions stipulated in this Agreement.

         NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, it is hereby agreed as follows.

                                    ARTICLE I
                   REPRESENTATIONS, COVENANTS, AND WARRANTIES
                                OF OWNER AND HSPL

         As an inducement to, and to obtain the reliance of AOBO, Owner and HSPL each represents and warrants as follows:

         Section 1.01--OWNERSHIP OF HSPL. Owner is the sole legal and beneficial owner of HSPL free and clear of any claims, charges, equities, liens, security interests, or encumbrances whatsoever.

         Section 1.02--VALID TRANSFER OF FULLY VESTED SHARES. Owner has full right, power, and authority to transfer, assign, convey, and deliver its ownership interest of HSPL. The delivery by Owner of the ownership interest of HSPL with all of its assets (the "Company Assets") and liabilities at the Closing (as described in Section 3.03 herein) will convey to AOBO good and marketable title to HSPL and the Company Assets, free and clear of any claims, charges, equities, liens, security interests, or encumbrances whatsoever.

         Section 1.03--APPROVALS OF OWNER AND HSPL. Each of Owner and HSPL has taken, or will have taken prior to Closing (as described in Section 3.03 herein), all actions required by law, or otherwise to authorize the execution and delivery of this Agreement. Each of Owner and HSPL has or will have prior to Closing (as described in Section 3.03 herein), the full power, authority, and legal right, and has or will have prior to Closing (as described in Section 3.03 herein), taken all action required by law to consummate the transactions herein contemplated.

         Section 1.04--ENFORCEABLE OBLIGATION. The transactions contemplated by this Agreement are the valid and binding obligations of Owner and HSPL, enforceable against Owner and HSPL, by AOBO in accordance with the terms of this Agreement.

         Section 1.05--NO CONFLICTS. The execution and delivery by Owner and HSPL of this Agreement, the performance by Owner and HSPL of their respective obligations under this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require Owner or HSPL to obtain any consent, approval or action of, make any filing with or give any notice to any person as a result or under the terms of, (iv) result in or give to any person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments under, or (vi) result in the creation or imposition of any lien upon Owner or HSPL or any of their respective assets and properties under, any contract to which Owner or HSPL is a party or by which any of the Company Assets is bound.

         Section 1.06--GOVERNMENTAL AUTHORIZATIONS AND LICENSES. Each of Owner and HSPL has, or will have upon Closing (as described in Section 3.03 herein), all licenses, franchises, permits, and other governmental authorizations that are legally required to enable it to conduct its business in all material respects as conducted. No authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by Owner and HSPL of this Agreement and consummation by Owner and HSPL of the transactions contemplated hereby.

         Section 1.07--BINDING OBLIGATION. When executed by Owner and HSPL, this Agreement, and all exhibits hereto and the representations and warranties contained herein and therein will constitute a valid and binding obligation of Owner and HSPL, jointly and severally, enforceable in accordance with its respective terms.

         Section 1.08--OPTIONS OR WARRANTS OR SUBSCRIPTIONS. There are no existing options, warrants, calls, subscriptions or commitments of any character relating to any equity securities of Owner or HSPL.

         Section 1.09--COMPLIANCE WITH LAWS AND REGULATIONS. Owner and HSPL each has complied with all applicable statutes and regulations in the relevant jurisdiction except to the extent that noncompliance would not (i) materially and adversely affect the business, operations, properties, assets, or condition of Owner or HSPL or (ii) result in the occurrence of any material liability for Owner or HSPL.

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

         Section 1.10--LITIGATION. There are no claims, actions, suits, proceedings or investigations pending or threatened or reasonably anticipated against or affecting Owner or HSPL or any assets or business of either Owner or HSPL or this Agreement or any exhibit hereto, at law or in equity, by or before any court, arbitrator or governmental authority, domestic or foreign.

         Section 1.11--NO BANKRUPTCY. There has not been filed any petition or application, nor any proceeding commenced by or against Owner or HSPL with respect to any assets of Owner or HSPL under any law, domestic or foreign, relating to bankruptcy, reorganization, fraudulent transfer, compromise, arrangements, insolvency, readjustment of debt or creditors' rights, and no assignment has been made by Owner or HSPL for the benefit of creditors generally.

         Section 1.12--NO OPTION PLAN. There is no share option plan or similar plan to acquire any additional shares or units or other equity interests, as the case may be, of Owner or HSPL or securities convertible or exercisable into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares or units or equity interests, as the case may be.

         Section 1.13--FINANCIAL STATEMENTS OF HSPL.

                  (a) Each set of financial statements (including, in each case, any related notes thereto) contained in the unaudited financial statements of HSPL previously provided to AOBO and incorporated herein by reference and made an integral part hereof (the "HSPL Financial Statements"), was prepared in accordance with China GAAP applied on a consistent basis throughout the periods involved

                  (b) The HSPL Financial Statements are true, correct and complete and accurately reflect the financial condition of HSPL as of each period reflected therein. The HSPL Financial Statements fairly present the financial condition of HSPL and the results of its operations and cash flows as of the dates thereof. The HSPL Financial Statements include all adjustments necessary to present fairly the information for such period.

                  (c) To the knowledge of Owner and HSPL, except as disclosed in the HSPL Financial Statements, there has been no material change in the financial condition, operations or business of HSPL since December 31, 2003.

                  (d) Except as otherwise disclosed in the HSPL Financial Statements, HSPL does not have any material liabilities.

         Section 1.14--TAX RETURNS. All required tax returns and information returns and reports of or relating to any tax and the information and data contained therein have been properly and accurately compiled and completed in all material respects, and filed and paid in a timely manner with the appropriate taxation authority for each of Owner and HSPL.

         Section 1.15--GUARANTEES. Neither Owner nor HSPL has any outstanding contracts or commitments guaranteeing (or indemnifying or making contribution to others for breaches in connection with) the payment or collection or the performance of the obligations of others, and none of them has entered into any deficiency agreements, or issued any comfort letters, or otherwise granted any material financial assistance to any person, firm, corporation or other entity.

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

         Section 1.16--NO NON-COMPETITION AGREEMENT. There is no restriction agreement nor any non-solicitation or non-competition agreement or other agreement restricting in any way the carrying on of the business of Owner or HSPL binding upon Owner or HSPL.

         Section 1.17--[RESERVED]

         Section 1.18--PERSONAL PROPERTY; INTELLECTUAL PROPERTY.

                  (a) Each of Owner and HSPL has good and marketable title to all of its respective assets and properties, free and clear of all encumbrances or liens howsoever defined and such assets and properties consist of all of the assets and properties required by each of Owner and HSPL to conduct its respective businesses consistent with past practice. There are no material defects, latent or patent, in the assets and properties addressed herein. The machinery or equipment of HSPL are in proper operating condition and repair (subject to normal wear and tear).

                  (b) Each of Owner and HSPL owns or has the right to use pursuant to license, sublicense, agreement, or permission all intellectual property used for the operation of HSPL's business as presently conducted, which intellectual property shall for purposes of this Agreement include, but not be limited to, all (i) patents and patent rights, trademarks and trademark rights, trade names and trade name rights, copyrights and copyright rights, service marks and service mark rights, and all pending applications for and registration of the same; (ii) brand names, trade dress, business and product names, logos and slogans, and (iii) proprietary technology, including all know-how, trade secrets, quality control standards, reports (including test reports), designs, processes, market research and other data, computer software and programs (including source codes and related documentation), formulae, inventions and other ideas, methodologies, and technical information, (iv) claims of the owner of any intellectual property for infringement of its rights by a third party, no matter when arising, and (v) other intellectual property (collectively, the "Intellectual Property").

         Each item of Intellectual Property owned or used by Owner and HSPL immediately prior to the Closing hereunder will be owned or available for use by Company on identical terms and conditions immediately subsequent to the Closing hereunder. Each of Owner and HSPL has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses. To the knowledge of Owner and HSPL, no third party has interfered with, infringed upon, misappropriated, or violated in any material respect any Intellectual Property. The Intellectual Property constitutes all the intellectual property that is material to the conduct of the business of HSPL as now conducted. HSPL has taken reasonable steps to protect its confidential information and trade secrets.

         Section 1.19--NO MATERIALLY ADVERSE UNDISCLOSED FACTS. There is no fact known to the management of Owner or HSPL which has not previously been disclosed in writing to Company which may materially adversely affect Owner and HSPL or any such company's respective assets, properties, business, prospects, operation or condition (financial or otherwise), or which should be disclosed to Company in order to make any of the warranties and representations herein true and not misleading and no state of facts is known, to the management of Owner or HSPL, which would operate to prevent Owner or HSPL from continuing to carry on either of their businesses in the manner in which carried on at the date hereof.

         Section 1.20--SARBANES-OXLEY COMPLIANCE.

                  (a) HSPL and their subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of any requisite financial statements to maintain accountability for its consolidated assets; (iii) access to HSPL's assets is permitted only in accordance with management's authorization; (iv) the reporting of HSPL 's assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

                  (b) Neither Owner nor HSPL has, since September 30, 2001, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of either Owner, HSPL or any subsidiary thereof.

                  (c) On or before Closing, each of Owner and HSPL and each of its directors and its senior financial officers shall have consulted with Owner's and HSPL's independent counsel, as appropriate, with respect to, and (to the extent applicable to Owner or HSPL, as the case may be) is familiar in all material respects with all of the requirements of the Sarbanes-Oxley Act of 2002. Each of Owner and HSPL is in compliance with the provisions of the Sarbanes-Oxley Act of 2002 applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of Owner's and HSPL's independent counsel, respectively, to ensure Owner's and HSPL's future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of the Sarbanes-Oxley Act of 2002 which shall become applicable to Owner and HSPL after the Closing Date hereof.

                  (d) On or before Closing, HSPL shall maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures shall be effective to ensure that all material information concerning Owner, HSPL and its subsidiaries is made known on a timely basis to management of Owner and HSPL. Such disclosure controls will remain in effect on the Closing Date hereof and made available to the parties responsible for the preparation of Company's filings with the Commission and other public disclosure documents.

         Section 1.21--ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement or any transactions or developments contemplated thereby, from the date of this Agreement until the completion of the Closing, HSPL will, other than as has been disclosed in writing to Company: (i) incur any liability or obligation whatsoever, secured or unsecured, direct or indirect, other than in the ordinary and usual course of its business; (ii) enter into any contracts or agreements whatsoever, other than in the ordinary and usual conduct and course of either of its businesses; (iii) change any of its accounting methods, principles, practices or policies; (iv) cease to operate its properties, if any, or fail to maintain any of its properties, rights and assets consistently with past practices; (v) sell or otherwise in any way alienate or dispose of any of its assets other than in the ordinary course of business and in a manner consistent with past practices; (vi) modify its charter documents or capital structure; (vii) make any dividend to any of its shareholders or to any affiliate or associate thereof, or reserve or declare any dividend; (viii) other than in the ordinary course of business, grant to any customer any special allowance or discount, or change its pricing, credit or payment policies; (ix) make any loan or advance, or assume, guarantee or otherwise become liable with respect to the liabilities or obligations of any person, or (x) purchase or otherwise acquire any shares or other equity security, as the case may be, in any person.

         Section 1.22--INFORMATION SUPPLIED. The information supplied by Owner and HSPL specifically for inclusion in the information statement to be sent to the shareholders of Company shall not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which it was made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication to the shareholders of Company with respect to this Agreement or any transaction or development contemplated thereby or hereby, which has become false or misleading.

         Section 1.23--RELIANCE. All representations and warranties of Owner and HSPL contained herein, shall be deemed to have been relied upon by Company notwithstanding any investigation heretofore or hereafter made by Company or by its counsel and shall survive the date hereof and continue in full force and effect for the benefit of Company until the limitation period under any applicable tax statute has expired or, in all other cases, until the first anniversary of the date hereof.

         Section 1.24--FULL DISCLOSURE. The representations and warranties of Owner and HSPL contained in this Article I of this Agreement or to be furnished in or in connection with documents mailed or delivered to the Company in connection with the consummation of this Agreement, do not contain or will not contain, any untrue statement of a material fact, or omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE II
                         REPRESENTATIONS, COVENANTS, AND
                               WARRANTIES OF AOBO

         As an inducement to, and to obtain the reliance of Owner and HSPL, AOBO represents and warrants as follows:

         Section 2.01--ORGANIZATION AND DUE AUTHORIZATION. AOBO is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not violate any provision of AOBO's certificate of incorporation or bylaws. AOBO has taken all action required by law, its certificate of incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and AOBO has full power, authority, and legal right and has taken all action required by law, its certificate of incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

         Section 2.02--CAPITALIZATION AND OUTSTANDING SHARES. As of August 17, 2004, AOBO'S authorized capital currently consists of 60,000,000 shares of common stock, par value $0.001 (the "Common Stock"), of which 33,941,827 shares of Common Stock are issued and outstanding and 2,000,000 shares of preferred stock, par value $0.001 (the "Preferred Stock"), of which 1,000,000 shares of Preferred Stock are issued and outstanding. All issued and outstanding shares are legally issued, fully paid, non-assessable and not issued in violation of the pre-emptive or other rights of any person.

         Section 2.03--APPROVAL OF AGREEMENT. The board of directors of AOBO has approved this Agreement and the transactions contemplated herein

                                   ARTICLE III
                  PURCHASE AND SALE, PURCHASE PRICE AND CLOSING

         Section 3.01--PURCHASE AND SALE, THE PURCHASE PRICE. At Closing, Owner agrees to assign, transfer, and deliver to AOBO, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, the whole ownership interest (represented by shares) of HSPL against a total purchase price of seven million two hundred and twenty nine thousand US Dollars (US$7,229,000) ("Purchase Price"), to be paid at Closing by AOBO by wire transfer or other immediately available funds. Furthermore, AOBO shall assume all of the liabilities of HSPL, including but not limited to three million six hundred and fourteen thousand US dollar (US$ 3,614,000) equivalent bank loan of HSPL.

         Section 3.02--[RESERVED]

         Section 3.03--CLOSING. The closing ("Closing") of the transactions contemplated by this Agreement shall be at a mutually convenient time as determined by the Parties but no later than fourty five (45) days after the signing of this Agreement ("Closing Date").

         Section 3.04--CLOSING EVENTS. At the Closing, each of the Parties hereto shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered) the following:

                  (a) in the case of Owner, the proper filings and other documentation to be executed by the Owner with relevant government authorities, agencies and departments to transfer the whole ownership interest of HSPL duly to AOBO; and

                  (b) in the case of AOBO, the total Purchase Price of seven million two hundred and twenty nine thousand US Dollars (US$7,229,000) to be deposited in the designated bank account of the Owner.

                  (c) as soon as practical but no later than fifteen (15) days after the Closing, the Owner has to arrange and effectuate all necessary regulatory procedures with relevant Chinese government authorities.

         Each Party shall also deliver such other items as may be reasonably requested by the other Party and/or their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.

                                   ARTICLE IV
                   CONDITIONS PRECEDENT TO OBLIGATIONS OF AOBO

         The obligations of AOBO under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

         Section 4.01--ACCURACY OF REPRESENTATIONS. The representations and warranties made by Owner and HSPL in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and Owner and HSPL shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

         Section 4.02--NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of HSPL nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of HSPL.

         Section 4.03--AUDIT OF ACQUISITION. HSPL shall have caused the preparation and subsequent audit of the consolidated financial statements of HSPL for the annual period ended December 31, 2003 to be performed in accordance with US GAAP to the reasonable satisfaction of AOBO for the purposes of the transactions herein contemplated but no later than 90 days after the signing of this Agreement, subject to extension by written approval from AOBO.

         Section 4.04--CONSENTS, ETC. AOBO shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities, shareholders and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

                                    ARTICLE V
              CONDITIONS PRECEDENT TO OBLIGATIONS OF OWNER AND HSPL

         The obligations of Owner and HSPL under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

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

         Section 5.01--ACCURACY OF REPRESENTATIONS. The representations and warranties made by AOBO in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and AOBO shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by AOBO prior to or at the Closing.

         Section 5.02--NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of AOBO nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of AOBO.

                                   ARTICLE VI
                                  MISCELLANEOUS

         Section 6.01--GOVERNING LAW. This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of New York, without regard to its conflicts of law principles.

         Section 6.02--RESOLUTION OF DISPUTES.

                  (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be resolved through friendly consultation, if possible. Such consultation shall begin immediately after one Party has delivered to the respective Party a written request for such consultation (the "Consultation Date"). If the dispute cannot be resolved within 30 days following the Consultation Date, the dispute shall be submitted to arbitration upon the request of either Party, with written notice to the other Party.

                  (b) ARBITRATION. The arbitration shall be conducted in New York, New York under the auspices of the American Arbitration Association ("AAA") in accordance with the commercial arbitration rules and supplementary procedures for international commercial arbitration of the AAA. There shall be three arbitrators--one arbitrator shall be chosen by each party to the dispute and those two arbitrators shall choose the third arbitrator. All arbitration proceedings shall be conducted in English. Each party to the dispute shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other party to the dispute in connection with the arbitration proceedings. Arbitration shall be the sole, binding, exclusive and final remedy for resolving any dispute between the parties thereto; either party thereto may apply to any court of competent jurisdiction in the State of New York for enforcement of any award granted by the arbitrators.

                  (c) During the period when a dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue to abide by the terms of this Agreement.

         Section 6.03--ATTORNEY'S FEES. In the event that any Party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching Party or Parties shall reimburse the non-breaching Party or Parties for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

         Section 6.04--SCHEDULES; KNOWLEDGE. Each Party is presumed to have full knowledge of all information set forth in the other Party's schedules delivered pursuant to this Agreement.

         Section 6.05--ENTIRE AGREEMENT. This Agreement and any agreements, documents and instruments to be executed and delivered pursuant hereto are intended to embody the final, complete and exclusive agreement among the Parties with respect to the subject matter of this Agreement, and are intended to supersede all prior agreements, understandings and representations written or oral, with respect thereto.

         Section 6.06--SURVIVAL; TERMINATION. The representations, warranties, and covenants of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated for a period of three months. All rights and obligations under this entire Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators and assigns of the Parties.

         Section 6.07--COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. For purposes of this Agreement, facsimile signatures may be deemed originals.

         Section 6.08--AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same of any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

         Section 6.09--THIRD PARTY CONSENTS AND CERTIFICATES. The Parties agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

         Section 6.10--NOTICE. Any notice or other communication given hereunder shall be deemed sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to AOBO, at its principal office, NO.308 XUEFU ROAD, NANGANG DISTRICT, HARBIN, CHINA, 150086, Attention: Shujun Liu, Chairman and CEO, to Owner at the following address: No. 485,Nanzhi Road, Daowai District, Harbin, Attention: General manager: Yanjun Lu. Notices shall be deemed to have been given on the date of mailing, except notices of change of address, which shall be deemed to have been given when received.

         Section 6.11--SEVERABILITY. In the event that any provision or any part of any provision of this Agreement shall be void or unenforceable for any reason whatsoever, then such provision shall be stricken and of no force and effect. However, unless such stricken provision goes to the essence of the consideration bargained for by a Party, the remaining provisions of this Agreement shall continue in full force and effect, and to the extent required, shall be modified to preserve their validity.

         Section 6.12--NO THIRD PARTY RIGHTS. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and the respective successors and assigns of the foregoing, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any Party, nor shall any provision hereof give any third persons any right of subrogation or action over or against any Party.

         Section 6.13--CONSTRUCTION. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the Parties. Without limitation, there shall be no presumption against any Party on the ground that such Party was responsible for drafting this Agreement or any part thereof.

         Section 6.14--SECTION HEADINGS. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.



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

         IN WITNESS WHEREOF, the Parties hereto have caused this Purchase Agreement to be duly executed as of the day and year first above written.




AMERICAN ORIENTAL BIOENGINEERING, INC.

By:  _______________________
Name: Shujun Liu
Title: Chairman and CEO



HEILONGJIANG SONGHUAJIANG PHARMACEUTICAL LIMITED

By:  ____________________
Name:
Title:

OWNER The Government of Heilongjiang Province of China

By: ____________________
Name: Yan Jun Lu
Title: General Manager


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